(LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL)



                                                              EXHIBIT F-2






                                        November 9, 1995


          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, NW
          Washington, DC  20549

                    Re:  General Public Utilities Corporation
                         ("GPU"); Energy Initiatives, Inc.
                         ("EI") - Application on Form U-1
                         SEC File No. 70-7727

          Gentlemen:

                    We have examined Post-Effective Amendment No. 16, dated September 22, 1995, to the Application on Form U-1, dated December 13, 1989, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, a Pennsylvania corporation, and EI, a Delaware corporation, with the Securities and Exchange Commission (the "Commission"), and docketed by the Commission in SEC File No. 70-7727, and Post-Effective Amendment No. 17 thereto, dated October 10, 1995, and Post-Effective Amendment No. 18 thereto, dated this date, of which this opinion is a part. (The Application, as amended and thus to be amended, is hereinafter referred to as the "Application").

                    The Application now contemplates, among other things:

                    (i) increasing to $500 million the aggregate amount of obligations which GPU may incur under (A) letter of credit reimbursement agreements ("Reimbursement Agreements") or guarantees or similar obligations ("Guarantees") entered into by GPU in connection with EI's project development activities or the acquisition of ownership interests in projects; (B) Guarantees entered into by GPU of the obligations of EWGs and FUCOs; and (C) assumptions by GPU of liabilities of EWGs and FUCOs;

                   (ii) expanding the purpose for which GPU may enter into Guarantees to include supporting EI bank or other institutional borrowings; and





          Securities and Exchange Commission
          November 9, 1995
          Page 2



                  (iii) increasing to $50 million the aggregate amount of obligations which EI may incur under Reimbursement Agreements and Guarantees and through the assumption of liabilities of EWGs and FUCOs.

                    We have acted as Pennsylvania counsel to GPU for may years. In connection with the deliver of this opinion, we have examined such documents and made such investigation as we have deemed necessary as a basis for this opinion.

                    Based upon the foregoing, and assuming (i) that at the time of their issuance and delivery, the Reimbursement Agreements and Guarantees will have been duly authorized, executed and delivered by GPU, (ii) compliance by GPU with the applicable limitations on guarantees and unsecured debt contained in the GPU system revolving credit facility and (iii) that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion, insofar as Pennsylvania law is concerned, that when the Commission shall have entered a supplemental order forthwith granting the Application,

                         (a)  all  Pennsylvania  laws  applicable   to  the
                    proposed transactions will have been complied with,

                         (b)  GPU is validly organized and existing, and

                         (c)  the consummation of the transactions proposed
                    in the Application will not violate the legal rights of the holders of any securities issued by GPU or Pennsylvania Electric Company or any of its subsidiaries.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                    Very truly yours,


                                    BALLARD SPAHR ANDREWS & INGERSOLL